                                                                     Exhibit 2.2
                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

-----------------------------------
In re:
                                           Chapter 11 Cases

FRUIT OF THE LOOM, INC., et al.,           No. 99-04497 (PJW)

                                           Jointly Administered
                    Debtors.
-----------------------------------        RELATED TO D.I. 3311
                                           Objection Date:
                                             November 19, 2001 at 12:00 Noon
                                           Hearing Date:
                                             November 21, 2001 at 9:30 a.m.
                                           Bid Deadline:
                                             December 4, 2001 at 12:00 Noon
                                           Auction Date:
                                             December 5, 2001, at 10:00 a.m.
                                           Objections to Approval Order:
                                             December 7, 2001 at 12:00 Noon
                                           Approval Hearing Date:
                                             December 11, 2001, at 11:00 a.m.

                            AMENDED NOTICE OF MOTION


TO:
David B. Stratton, Esq.                      Brett H. Miller, Esq.                          Joseph McMahon, Esq.
Pepper Hamilton LLP                          Otterbourg, Steindler, et al.                  Office of the United States Trustee
1201 Market St., Ste 1600                    230 Park Ave., 29th Fl                         844 N. King Street, 2nd Fl.
P.O. Box 1709                                New York, NY  10169                            Wilmington, DE  19801
Wilmington, DE 19899                         (OCUC)                                         (US Trustee)
(OCUC)

Thomas B. Walper, Esq.                       Laura Davis Jones, Esq.                        Fred S. Hodara, Esq.
Munger, Tolles & Olsen LLP                   Pachulski, Stang, et al.                       Daniel H. Golden, Esq.
355 Court Grand Avenue, Suite 3500           919 North Market St., Ste 1600                 Akin, Gump, et al.
Los Angeles, CA  90071-1560                  Wilmington, DE 19801                           590 Madison Avenue
(Counsel to Purchaser)                       (Counsel to Noteholders Steering Committee)    New York, NY 10022
                                                                                            (Counsel to Noteholders Steering
                                                                                            Committee)

Richard D. Feintuch, Esq. Wachtell,          David S. Walls, Esq.                           Mark D. Collins, Esq.
Lipton, et al.                               Moore & Van Allen, PLLC                        Richards Layton & Finger
51 West 52nd Street                          100 North Tryon St., 47th Fl.                  One Rodney Square
New York, NY  10019-6150                     Charlotte, NC 28202                            P.O. Box 551
(Counsel to Bank Steering Committee)         (Counsel to Bank Steering Committee)           Wilmington, DE  19899
                                                                                            (Counsel to Bank Steering Committee)

                                             Potential Interested Purchasers                All parties on the 2002 Service List

         The Motion of Fruit of the Loom For Orders Under 11 U.S.C.

SS.SS.105 AND 363 AND FED. R. BANKR. P. 2002, 6004, AND 9014 (I)(A) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION WITH THE PROPOSED SALE OF FRUIT OF THE LOOM'S BUSINESS PURSUANT TO PLAN OF REORGANIZATION, (B) SCHEDULING A BIDDING DEADLINE, AUCTION DATE, AND APPROVAL HEARING DATE IN CONNECTION WITH THE SALE OF SUCH BUSINESS, (C) APPROVING FORM AND MANNER OF NOTICE, AND (D) AUTHORIZING FRUIT OF THE LOOM TO PERFORM IN ACCORDANCE WITH AGREEMENT WITH NEW FOL INC. AND BERKSHIRE HATHAWAY, INC., OR HIGHER AND BETTER BIDDER, PENDING PLAN EFFECTIVE DATE, AND (II) APPROVING AND CONFIRMING RESULTS OF AUCTION (the "Motion"), which seeks an order (a) approving certain bidding procedures and a termination fee in connection with the proposed transaction under the Agreement,
(b) approving on an interim basis, certain provisions of the Agreement, subject to confirmation of Fruit of the Loom's Plan of Reorganization, and authorizing Fruit of the Loom to comply with those provisions of the Agreement, all of which call for performance before closing, (c) scheduling the Approval Hearing, and
(d) approving the form and manner of notice of the foregoing and which seeks an order approving and confirming the results of the Auction and granting such other relief as may be appropriate, was filed with the Court on November 2, 2001.

         PLEASE TAKE NOTICE that any objections to entry of the Bidding Procedures Order and approval of the Bidding Procedures, the Termination Fee and performance in accordance with the Agreement (all as defined in the Motion as "Part I of the Motion")), must be made in writing, filed with the Bankruptcy Court, and served (with service by facsimile permitted) upon Milbank, Tweed, Hadley & McCloy, LLP, 1 Chase Manhattan Plaza, New York, New York, 10005,
Attention: Luc A. Despins, Esq.; Saul Ewing LLP, 222 Delaware Avenue, PO Box 1266, Wilmington, Delaware, 19899-1266, Attention: Norman L. Pernick, Esq.; Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, 30th Floor, New York, New York, 10169, Attention: Scott L. Hazan, Esq.; Pepper Hamilton LLP, 1201 Market Street, Suite 1600, PO Box 1709, Wilmington, Delaware, 19899,
Attention: David B. Stratton, Esq.; Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, 20th Floor, New York, New York, 10022, Attention: Fred S. Hodara, Esq.; Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, Attention: Richard D. Feintuch; Moore & Van Allen, PLLC, 100 North Tryon Street, Floor 47, Charlotte, North Carolina, 28202-4003, Attention: David
S. Walls, Esq.; Munger, Tolles & Olson LLP, 355 South Grand Avenue,

Thirty-fifth Floor, Los Angeles, California, 90071-1560, Attention: Thomas Walper, so as to be actually received by no later than 12:00 noon Eastern time on NOVEMBER 19, 2001 (the "Objection Deadline").

         A HEARING ON THE MOTION WILL BE HELD before the Honorable Peter J. Walsh, U.S. Bankruptcy Judge, U.S. Bankruptcy Court, 824 North Market Street, Wilmington, DE 19801, on NOVEMBER 21, 2001 AT 9:30 A.M.

         IF YOU FAIL TO RESPOND IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY GRANT THE RELIEF DEMANDED BY THE MOTION WITHOUT FURTHER NOTICE OR HEARING.

Dated:   November 2, 2001                        SAUL EWING LLP


                                             By: /s/ J. Kate Stickles
                                                 -------------------------------
                                                 Norman L. Pernick (No. 2290)
                                                 J. Kate Stickles (No. 2917)
                                                 222 Delaware Avenue
                                                 P.O. Box 1266
                                                 Wilmington, Delaware 19899-1266
                                                 (302) 421-6800

                                                 Counsel for Debtors and
                                                 Debtors-in-Possession

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

-----------------------------------
In re:
                                           Chapter 11 Cases

FRUIT OF THE LOOM, INC., et al.,           No. 99-04497 (PJW)

                                           Jointly Administered
                    Debtors.
-----------------------------------


                        OBJECTION DATE: TBD
                        HEARING DATE: TBD
                        PROPOSED BID DEADLINE: [NOVEMBER 27], 2001, AT
                              12:00 NOON (EASTERN TIME)
                        PROPOSED AUCTION DATE: [NOVEMBER 30], 2001, AT
                              10:00 A.M. (EASTERN TIME)
                        OBJECTIONS TO APPROVAL ORDER: [DECEMBER 3], 2001
                              AT 4:00 P.M.(EASTERN TIME)
                        PROPOSED APPROVAL HEARING DATE: [DECEMBER 5,
                              2001, AT 2:00 P.M. (EASTERN TIME)

                                NOTICE OF MOTION


TO:
David B. Stratton, Esq.                      Brett H. Miller, Esq.                          Joseph McMahon, Esq.
Pepper Hamilton LLP                          Otterbourg, Steindler, et al.                  Office of the United States Trustee
1201 Market St., Ste 1600                    230 Park Ave., 29th Fl                         844 N. King Street, 2nd Fl.
P.O. Box 1709                                New York, NY  10169                            Wilmington, DE  19801
Wilmington, DE 19899                         (OCUC)                                         (US Trustee)
(OCUC)

Thomas B. Walper, Esq.                       Laura Davis Jones, Esq.                        Fred S. Hodara, Esq.
Munger, Tolles & Olsen LLP                   Pachulski, Stang, et al.                       Daniel H. Golden, Esq.
355 Court Grand Avenue, Suite 3500           919 North Market St., Ste 1600                 Akin, Gump, et al.
Los Angeles, CA  90071-1560                  Wilmington, DE 19801                           590 Madison Avenue
(Counsel to Purchaser)                       (Counsel to Noteholders Steering Committee)    New York, NY 10022
                                                                                            (Counsel to Noteholders Steering
                                                                                            Committee)

Richard D. Feintuch, Esq. Wachtell,          David S. Walls, Esq.                           Mark D. Collins, Esq.
Lipton, et al.                               Moore & Van Allen, PLLC                        Richards Layton & Finger
51 West 52nd Street                          100 North Tryon St., 47th Fl.                  One Rodney Square
New York, NY  10019-6150                     Charlotte, NC 28202                            P.O. Box 551
(Counsel to Bank Steering Committee)         (Counsel to Bank Steering Committee)           Wilmington, DE  19899
                                                                                            (Counsel to Bank Steering Committee)

                                             Potential Interested Purchasers                All parties on the 2002 Service List

         THE MOTION OF FRUIT OF THE LOOM FOR ORDERS UNDER 11 U.S.C.SS.SS.105 AND 363 AND FED. R. BANKR. P. 2002, 6004, AND 9014 (i)(a) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION

WITH THE PROPOSED SALE OF FRUIT OF THE LOOM'S BUSINESS PURSUANT TO PLAN OF REORGANIZATION, (B) SCHEDULING A BIDDING DEADLINE, AUCTION DATE, AND APPROVAL HEARING DATE IN CONNECTION WITH THE SALE OF SUCH BUSINESS, (C) APPROVING FORM AND MANNER OF NOTICE, AND (D) AUTHORIZING FRUIT OF THE LOOM TO PERFORM IN ACCORDANCE WITH AGREEMENT WITH NEW FOL INC. AND BERKSHIRE HATHAWAY, INC., OR HIGHER AND BETTER BIDDER, PENDING PLAN EFFECTIVE DATE, AND (II) APPROVING AND CONFIRMING RESULTS OF AUCTION (the "Motion"), which seeks an order (a) approving certain bidding procedures and a termination fee in connection with the proposed transaction under the Agreement, (b) approving on an interim basis, certain provisions of the Agreement, subject to confirmation of Fruit of the Loom's Plan of Reorganization, and authorizing Fruit of the Loom to comply with those provisions of the Agreement, all of which call for performance before closing,
(c) scheduling the Approval Hearing, and (d) approving the form and manner of notice of the foregoing and which seeks an order approving and confirming the results of the Auction and granting such other relief as may be appropriate, was filed with the Court on November 2, 2001.

         PLEASE TAKE NOTICE that any objections to entry of the Bidding Procedures Order and approval of the Bidding Procedures, the Termination Fee and performance in accordance with the Agreement (all as defined in the Motion as "Part I of the Motion")), must be made in writing, filed with the Bankruptcy Court, and served (with service by facsimile permitted) upon Milbank, Tweed, Hadley & McCloy, LLP, 1 Chase Manhattan Plaza, New York, New York, 10005,
Attention: Luc A. Despins, Esq.; Saul Ewing LLP, 222 Delaware Avenue, PO Box 1266, Wilmington, Delaware, 19899-1266, Attention: Norman L. Pernick, Esq.; Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, 30th Floor, New York, New York, 10169, Attention: Scott L. Hazan, Esq.; Pepper Hamilton LLP, 1201 Market Street, Suite 1600, PO Box 1709, Wilmington, Delaware, 19899,
Attention: David B. Stratton, Esq.; Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, 20th Floor, New York, New York, 10022, Attention: Fred S. Hodara, Esq.; Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, Attention: Richard D. Feintuch; Moore & Van Allen, PLLC, 100 North Tryon Street, Floor 47, Charlotte, North Carolina, 28202-4003, Attention: David
S. Walls, Esq.; Munger, Tolles & Olson LLP, 355 South Grand Avenue, Thirty-fifth Floor, Los Angeles, California, 90071-1560, Attention: Thomas Walper, so as to be actually received by no later than [12:00 noon] Eastern time on [TBD], (the "Objection Deadline").

         A HEARING ON THE MOTION WILL BE HELD before the Honorable Peter J. Walsh, U.S. Bankruptcy Judge, U.S. Bankruptcy Court, 824

North Market Street, Wilmington, DE 19801, at a date and time to be determined by the Court.

         IF YOU FAIL TO RESPOND IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY GRANT THE RELIEF DEMANDED BY THE MOTION WITHOUT FURTHER NOTICE OR HEARING.

Dated:   November 2, 2001                        SAUL EWING LLP


                                             By: /s/ J. Kate Stickles
                                                 -------------------------------
                                                 Norman L. Pernick (No. 2290)
                                                 J. Kate Stickles (No. 2917)
                                                 222 Delaware Avenue
                                                 P.O. Box 1266
                                                 Wilmington, Delaware 19899-1266
                                                 (302) 421-6800

                                                 Counsel for Debtors and
                                                 Debtors-in-Possession

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

-----------------------------------
In re:
                                           Chapter 11 Cases

FRUIT OF THE LOOM, INC., et al.,           No. 99-04497 (PJW)

                                           Jointly Administered
                    Debtors.
-----------------------------------


                        OBJECTION DATE: TBD
                        HEARING DATE: TBD
                        PROPOSED BID DEADLINE: [NOVEMBER 27], 2001,
                              AT 12:00 NOON (EASTERN TIME)
                        PROPOSED AUCTION DATE: [NOVEMBER 30], 2001,
                              AT 10:00 A.M. (EASTERN TIME)
                        OBJECTIONS TO APPROVAL ORDER: [DECEMBER 3],
                              2001 AT 4:00 P.M. (EASTERN TIME)
                        PROPOSED APPROVAL HEARING DATE: [DECEMBER 5,
                              2001, AT 2:00 P.M. (EASTERN TIME)

NOTICE OF MOTION OF FRUIT OF THE LOOM FOR ORDERS UNDER 11 U.S.C.ss.ss.105 AND 363 AND FED. R. BANKR. P. 2002, 6004, AND 9014 (I)(A) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION WITH THE PROPOSED SALE OF FRUIT OF THE LOOM'S BUSINESS PURSUANT TO PLAN OF REORGANIZATION, (B) SCHEDULING A BIDDING DEADLINE, Auction Date, and Approval Hearing Date IN CONNECTION WITH THE SALE OF SUCH BUSINESS, (C) APPROVING FORM AND MANNER OF NOTICE, AND (D) AUTHORIZING FRUIT OF THE LOOM TO PERFORM IN ACCORDANCE WITH AGREEMENT WITH NEW FOL INC. AND BERKSHIRE HATHAWAY, INC., OR HIGHER AND BETTER BIDDER, PENDING PLAN EFFECTIVE DATE, AND (II) APPROVING AND CONFIRMING RESULTS OF AUCTION


TO:      ALL PARTIES SHOWN ON THE ANNEXED CERTIFICATE OF SERVICE

         PLEASE TAKE NOTICE that on November ___, 2001, the above-captioned debtors and debtors-in-possession ("Fruit of the Loom") filed the attached MOTION FOR ORDERS UNDER 11 U.S.C.SS.SS.105 AND 363 AND FED. R. BANKR. P. 2002, 6004, AND 9014 (I)(A) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION WITH THE PROPOSED SALE OF FRUIT OF THE LOOM'S BUSINESS PURSUANT TO PLAN OF REORGANIZATION, (B) SCHEDULING A BIDDING DEADLINE, AUCTION DATE, AND APPROVAL HEARING DATE IN

CONNECTION WITH THE SALE OF SUCH BUSINESS, (C) APPROVING FORM AND MANNER OF NOTICE, AND (D) AUTHORIZING FRUIT OF THE LOOM TO PERFORM IN ACCORDANCE WITH AGREEMENT WITH NEW FOL INC. AND BERKSHIRE HATHAWAY, INC., OR HIGHER AND BETTER BIDDER, PENDING PLAN EFFECTIVE DATE, AND (II) APPROVING AND CONFIRMING RESULTS OF AUCTION (the "Motion").

         PLEASE TAKE FURTHER NOTICE that any objections to entry of the Bidding Procedures Order and approval of the Bidding Procedures, the Termination Fee and performance in accordance with the Agreement (all as defined in the Motion as "Part I of the Motion")), must be made in writing, filed with the Bankruptcy Court, and served (with service by facsimile permitted) upon Milbank, Tweed, Hadley & McCloy, LLP, 1 Chase Manhattan Plaza, New York, New York, 10005,
Attention: Luc A. Despins, Esq.; Saul Ewing LLP, 222 Delaware Avenue, PO Box 1266, Wilmington, Delaware, 19899-1266, Attention: Norman L. Pernick, Esq.; Otterbourg, Steindler, Houston & Rosen, P.C., 230 Park Avenue, 30th Floor, New York, New York, 10169, Attention: Scott L. Hazan, Esq.; Pepper Hamilton LLP, 1201 Market Street, Suite 1600, PO Box 1709, Wilmington, Delaware, 19899,
Attention: David B. Stratton, Esq.; Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, 20th Floor, New York, New York, 10022, Attention: Fred S. Hodara, Esq.; Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, 10019, Attention: Richard D. Feintuch; Moore & Van Allen, PLLC, 100 North Tryon Street, Floor 47, Charlotte, North Carolina, 28202-4003, Attention: David
S. Walls, Esq.; Munger, Tolles & Olson LLP, 355 South Grand Avenue, Thirty-fifth Floor, Los Angeles, California, 90071-1560, Attention: Thomas Walper, so as to be actually received by no later than [12:00 noon] Eastern time on [TBD], (the "Objection Deadline").

         PLEASE TAKE FURTHER NOTICE THAT IF YOU FAIL TO RESPOND IN ACCORDANCE WITH THIS NOTICE, THE COURT MAY GRANT THE RELIEF DEMANDED BY THE MOTION WITHOUT FURTHER NOTICE OR HEARING. If any objections are timely filed and served in accordance with this Notice, a hearing on the Motion will be held on [TBD], 2001 at [2:00 p].m. before the Honorable Peter J. Walsh, Chief United States Bankruptcy Judge for the District of Delaware, in the United States Bankruptcy Court for the District of Delaware, Sixth Floor, 824 Market Street, Wilmington, Delaware, 19801.

         Only objections made in writing and timely filed and received will be considered by the Bankruptcy Court at such hearing.

Dated:   Wilmington, Delaware
          November ___, 2001

                                             MILBANK, TWEED, HADLEY & McCLOY LLP
                                             Luc A. Despins (LD 5141)
                                             Risa M. Rosenberg (RR 8094)
                                             1 Chase Manhattan Plaza
                                             New York, New York 10005
                                             (212) 530-5000

                                             - and -

                                             SAUL EWING LLP


                                             By:
                                                 -------------------------------
                                             Norman L. Pernick (No. 2290)
                                             J. Kate Stickles (No. 2917)
                                             222 Delaware Avenue
                                             Suite 1200
                                             P.O. Box 1266
                                             Wilmington, Delaware 19899
                                             (302) 421-6824/6873

                                             Co-Counsel for Fruit of the
                                             Loom, Inc., et al., Debtors
                                             and Debtors-in-Possession

                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

-----------------------------------
In re:
                                           Chapter 11 Cases

FRUIT OF THE LOOM, INC., et al.,           No. 99-04497 (PJW)

                                           Jointly Administered
                    Debtors.
-----------------------------------


                        OBJECTION DATE: TBD
                        HEARING DATE: TBD
                        PROPOSED BID DEADLINE: [NOVEMBER 27], 2001,
                              AT 12:00 NOON (EASTERN TIME)
                        PROPOSED AUCTION DATE: [NOVEMBER 30], 2001,
                              AT 10:00 A.M. (EASTERN TIME)
                        OBJECTIONS TO APPROVAL ORDER: [DECEMBER 3],
                              2001 AT 4:00 P.M. (EASTERN TIME)
                        PROPOSED APPROVAL HEARING DATE: [DECEMBER
                              5, 2001, AT 2:00 P.M. (EASTERN TIME)

MOTION OF FRUIT OF THE LOOM FOR ORDERS UNDER 11 U.S.C.SS.SS.105 AND 363 AND FED.
R. BANKR. P. 2002, 6004, AND 9014 (I)(A) APPROVING BIDDING PROCEDURES AND TERMINATION FEE IN CONNECTION WITH THE PROPOSED SALE OF FRUIT OF THE LOOM'S BUSINESS PURSUANT TO PLAN OF REORGANIZATION, (B) SCHEDULING A BIDDING DEADLINE, AUCTION DATE, AND APPROVAL HEARING DATE IN CONNECTION WITH THE SALE OF SUCH BUSINESS, (C) APPROVING FORM AND MANNER OF NOTICE, AND (D) AUTHORIZING FRUIT OF THE LOOM TO PERFORM IN ACCORDANCE WITH AGREEMENT WITH NEW FOL INC. AND BERKSHIRE HATHAWAY, INC., OR HIGHER AND BETTER BIDDER, PENDING PLAN EFFECTIVE DATE, AND
(II) APPROVING AND CONFIRMING RESULTS OF AUCTION

         Fruit of the Loom, Inc. and certain of its affiliates, each debtors and debtors-in-possession in the above-captioned cases (collectively, "Fruit of the Loom"), hereby move for (I) an order (the "Bidding Procedures

Order")(1) under 11 U.S.C.ss.ss.105 and 363 and Fed. R. Bankr. P. 2002, 6004 and 9014, (A) approving bidding procedures and a termination fee in connection with the proposed sale by Fruit of the Loom, Inc. ("FTL Inc."), Union Underwear Company, Inc. ("Union Underwear"), and Fruit of the Loom, Ltd. ("FTL Ltd.") (FTL Inc., FTL Ltd. and Union Underwear, collectively, the "Sellers") to New FOL Inc. and Berkshire Hathaway, Inc. (collectively, "Purchaser") of the Assets and Properties,(2) pursuant to that certain Asset Purchase Agreement, dated November 1, 2001 (the "Agreement"), (3) pending confirmation of Fruit of the Loom's Joint Plan of Reorganization, which Assets and Properties comprise substantially all of Fruit of the Loom's basic apparel business (the "Business"), (B) scheduling a bidding deadline and auction date, if necessary,

---------
(1) A copy of the proposed Bidding Procedures Order is attached hereto as Exhibit A.

(2) Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Agreement (as defined herein).

(3) A copy of the Agreement is attached as Exhibit 1 to the proposed Approval Order (as hereafter defined), which Approval Order is attached hereto as Exhibit
B. Contemporaneously with the filing of this Motion, Fruit of the Loom filed a motion seeking authority to file the Disclosure Schedules to the Agreement under seal to preserve the confidential nature of the business information contained therein. If requested, and subject to the existence of appropriate confidentiality agreements, Fruit of the Loom will make the Seller's Disclosure Schedules available to the Committees (as hereafter defined), the United States Trustee, and to any Qualified Bidders (as hereafter defined); Purchaser's Disclosure Schedule will only be made available to counsel and financial advisors to the Committees, subject to their existing confidentiality agreements and to their agreement not to share the information contained therein with any other parties, including their clients.

and bidding procedures in connection with the sale of the Assets and Properties,
(C) approving the form and manner of notice thereof, and (D) authorizing Fruit of the Loom to perform in accordance with the Agreement with Purchaser, pending confirmation of a plan and the effective date thereof (collectively, "Part I of the Motion"), and (II) an order (the "Approval Order")(4) under 11 U.S.C.ss.ss.105 and 363 and Fed. R. Bankr. P. 2002 and 9014 approving and confirming the results of the Auction and granting such other relief as may be appropriate (collectively, "Part II of the Motion"). In support of this Motion, Fruit of the Loom respectfully represents as follows:

                                   BACKGROUND

         1. On December 29, 1999 (the "Petition Date"), Fruit of the Loom filed a voluntary petition in this Court for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330 (as amended, the "Bankruptcy Code"). Fruit of the Loom continues to operate their businesses and manage their properties as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

---------
(4) A copy of the proposed Approval Order is attached hereto as Exhibit B.

         2. On or about January 10, 2000, the office of the United States Trustee appointed the official unsecured creditors' committee (the "Unsecured Creditors Committee") in these cases.

         3. The Court has jurisdiction over this matter under 28
U.S.C.ss.ss.1408 and 1409. This is a core proceeding under 28
U.S.C.ss.157(b)(2).

         4. The statutory predicates for the relief requested herein are sections 105(a) and 363 of the Bankruptcy Code and rules 2002, 6004, and 9014 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules").

         5. On December 30, 1999, Fruit of the Loom, Ltd., one of the debtors in possession herein ("FTL Ltd."), commenced a proceeding (the "Cayman Islands Proceeding") under the Companies Law of the Cayman Islands in the Grand Court of the Cayman Islands (the "Cayman Court"). Pursuant to the Companies Law, the Cayman Court has adjourned the Cayman Islands Proceeding from time to time.

                                RELIEF REQUESTED

         6. By Part I of the Motion, Fruit of the Loom seeks entry of an order, substantially in the form of the proposed Bidding Procedures Order, (a) approving certain bidding procedures and a termination fee in connection with the proposed transaction under the Agreement (the

"Transaction"), (b) approving on an interim basis, certain provisions of the Agreement, subject to confirmation of Fruit of the Loom's Plan of Reorganization, and authorizing Fruit of the Loom to comply with those provisions of the Agreement, all of which call for performance before closing,
(c) scheduling the Approval Hearing, and (d) approving the form and manner of notice of the foregoing.

         7. By Part II of the Motion, Fruit of the Loom seeks entry of an order, substantially in the form of the proposed Approval Order, under 11 U.S.C.ss.ss.105 and 363, and Fed. R. Bankr. P. 2002 and 9014 approving and confirming the results of the Auction and granting such other relief as may be appropriate.

                                BASIS FOR RELIEF

                                   BACKGROUND


         8. Fruit of the Loom, including its non-debtor affiliates, is a leading international, vertically-integrated basic apparel manufacturer operating in over 60 countries worldwide and emphasizing branded products for consumers ranging from children to senior citizens. Fruit of the Loom's consolidated net sales in 2000 were approximately $1.55 billion. Fruit of the Loom and its non-debtor subsidiaries employ approximately 23,000 persons worldwide. The Business comprises substantially all of Fruit of the

Loom's business operations and substantially all of Fruit of the Loom's employees are employed in the Business.

                  Filing of Plan of Reorganization and Scheme


         9. On March 15, 2001, Fruit of the Loom filed its Joint Plan of Reorganization of Fruit of the Loom Under Chapter 11 of the Bankruptcy Code (as the same may hereafter be amended, the "Plan"), together with its Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code With Respect to Joint Plan of Reorganization of Fruit of the Loom Under Chapter 11 of the Bankruptcy Code (as the same may hereafter be amended, the "Disclosure Statement"). In addition, also on March 15, 2001, FTL Ltd. filed its proposed Scheme of Arrangement in the Cayman Islands Proceeding (as the same may hereafter be amended, the "Scheme"), which provided for a resolution of the Cayman Islands Proceeding in a manner intended to complement, and coordinate with, the Plan. In connection with the filing of the Plan on March 15, 2001, Fruit of the Loom agreed with the representatives of its secured creditors to investigate arranging for a purchaser of some or all of the common stock of reorganized Fruit of the Loom which was to be issued under the Plan (the "Marketing Process").

         10. Unsecured Creditors Committee's Stay Motion. On March 19, 2001, the Unsecured Creditors Committee filed a motion seeking, among other things, to stay the consideration of the Plan and the Disclosure Statement by the Court (the "Committee's Stay Motion"), and requested an expedited hearing thereon. While the Court denied the Unsecured Creditors Committee's request for an expedited hearing, the Court also directed Fruit of the Loom not to schedule a hearing to consider the adequacy of the Disclosure Statement, until the hearing on the Committee's Stay Motion. All matters with respect to the Scheme were likewise deferred. The asserted basis of the Committee's Stay Motion was that the Plan could not proceed until the Unsecured Creditors Committee's pending adversary proceeding seeking to set aside the prepetition liens granted to Fruit of the Loom's prepetition bank lenders and certain issues of prepetition public debt, had been resolved.

         11. A hearing on the Committee's Stay Motion was not held until May 9, 2001. At that hearing, the Unsecured Creditors Committee withdrew the Committee's Stay Motion without prejudice, and the Court appointed Professor James J. White of the University of Michigan Law School to act as mediator.

         12. Settlement With the Committees. Thereafter, Fruit of the Loom, the Unsecured Creditors Committee and the Informal Prepetition Secured Bank Steering Committee (the

"Bank Steering Committee") and the Steering Committee of the Informal Committee of Senior Secured Noteholders (the "Noteholders Steering Committee"), representing Fruit of the Loom's secured creditors, reached an agreement to resolve, among other things, the Unsecured Creditors Committee's pending adversary proceeding. (The Unsecured Creditors Committee, the Bank Steering Committee and the Noteholders Steering Committee, hereinafter are collectively referred to as the "Committees".)

         13. In summary, the settlement among Fruit of the Loom and the Committees, which will be set forth in an amended Plan to be filed by Fruit of the Loom, provides for an increased distribution under the Plan to holders of allowed Class 4A Unsecured Claims (as such term is defined in the Plan), which reduces the distribution that would otherwise go to the holders of the allowed Class 2 Prepetition Secured Claims (as such term is defined in the Plan).(5) Under the settlement, the holders of allowed Class 4A Unsecured Claims will receive the economic equivalent of 7.5% of the equity interests in Reorganized Fruit of the Loom (as such term is defined in the Plan) which would have been distributed under the Plan as originally filed on March 15,

2001 and 7.5% of the non-core assets of Fruit of the Loom which are not included in the sale of the Business. This represents a 650% increase over the distribution of 1% of the equity provided for holders of allowed Class 4A Unsecured Claims under the Plan as originally filed.

         14. In particular, pursuant to the settlement reached among Fruit of the Loom and the Committees, the Plan will be amended: (1) to provide that holders of Allowed Class 4A Unsecured Claims will receive: (a) 7.5% of the adjusted net purchase price for the Business, which adjustment will deduct from the purchase price (after all adjustments under the Agreement or Marked Agreement, as applicable) the following amounts (i) all allowed administrative expense claims and priority claims to be paid or reserved for by the Fruit of the Loom estates under the Plan on the effective date, including the remaining balance of the Post-Petition Financing, (ii) all other amounts to be paid in cash or reserved for in full on the effective date by the Fruit of the Loom estates, including, without limitation, any required cash payments (or reserves) for holders of Class 3 Other Secured Claims (as such term is defined in the Plan), the cure amounts for assumed contracts, and reserves for future


----------
(5) The Class 2 Prepetition Secured Creditor Claims are the secured creditors whose liens were attacked in the Unsecured Creditors Committee's pending adversary proceeding.

expenses of the estates, and (iii) a sum of between $275 million and $300 million (equal to the "Initial Principal Amount" of the New Notes as set forth on Exhibit B of the Plan as filed on March 15, 2001), which is the amount of the New Notes (as such term is defined in the Plan as filed on March 15, 2001) that would have been distributable to holders of Allowed Class 2 Claims (the purchase price as adjusted by all of the foregoing, the "Adjusted Sale Proceeds"), and
(b) 7.5% of the net liquidation proceeds of the non-core assets retained by the estates of Fruit of the Loom after the sale of the Business (the "Non-core Liquidation Proceeds"); and (2) to provide that the holders of the Allowed Class 2 Secured Prepetition Secured Creditors Claims will receive (a) 92.5% of the Adjusted Sale Proceeds, (b) 92.5% of the Non-core Liquidation Proceeds, and (c) a sum of between $275 million and $300 million (equal to the "Initial Principal Amount" of the New Notes as set forth on Exhibit B of the Plan as filed on March 15, 2001), which is the amount of the New Notes that would have been distributable to holders of Allowed Class 2 Claims. It was a condition to the settlement that Fruit of the Loom agree to continue to completion the Marketing Process, described more fully below.

                               The Marketing Process


         15. Prior to the commencement of the mediation, Fruit of the Loom had agreed with the representatives of the Bank Steering Committee and the Noteholders Steering Committee to commence the Marketing Process following the filing of the Plan. In compliance with that agreement, the Marketing Process was implemented shortly after the filing of the Plan by Lazard Freres & Co., LLC ("Lazard"), Fruit of the Loom's financial advisors, in conjunction with Chilmark Partners ("Chilmark"), the financial advisors to Bank Steering Committee and with Houlihan Lokey Howard & Zukin ("Houlihan"), the financial advisors to the Noteholders Steering Committee, and was well under way, on a confidential basis, when the mediation commenced. As a part of the settlement reached with its creditor constituencies, Fruit of the Loom agreed to complete the Marketing Process for the equity of reorganized Fruit of the Loom.

         16. The Marketing Process took place over a six-month period. As a first step, in April, 2001, Fruit of the Loom and Lazard distributed a confidential information memorandum describing Fruit of the Loom and its prospects to 29 potential buyers -- both strategic and financial in nature - that Lazard, in consultation with Chilmark and Houlihan, believed might have an interest, and the financial ability, to purchase all or part of the reorganized Fruit of the Loom Business. Of the 29 potential buyers that received the confidential information memorandum, seven submitted preliminary indications of interest in Fruit of the Loom.

         17. The Marketing Process evolved over time. It was originally intended to produce a "standby" purchaser, someone willing to purchase some, but not necessarily all, of the equity of reorganized Fruit of the Loom under the Plan, in order to provide a cash option for creditors not desiring to receive equity under the Plan. However, it became clear during the Marketing Process that the most serious bidders were interested, instead, in acquiring most, if not all, of the assets or equity of Reorganized Fruit of the Loom and, thus, all of the Business.

         18. Based on both quantitative and qualitative considerations, Lazard, Chilmark and Houlihan collectively "qualified" bidders (identified the bidders with sufficient financial and other resources) who would be permitted to proceed to the due diligence phase of the Marketing Process, at the culmination of which each bidder was requested to submit a binding offer, together with a marked purchase agreement. Fruit of the Loom, in consultation with the Bank Steering Committee and the Noteholders Steering Committee, and with the advice of their respective financial and legal advisors, selected three bidder groups to enter a final stage of negotiation and due diligence. Fruit of the Loom hosted management presentations for each of these bidder groups and established due diligence rooms, to facilitate a comprehensive due diligence review of Fruit of the Loom. There were several rounds of negotiation with the various bidders whereby Fruit of the Loom sought to improve each bid.

         19. In late August 2001, Lazard requested that each interested bidder provide its best and final offer. Ultimately, the Marketing Process yielded a number of proposals for all or substantially all of the equity of the reorganized Fruit of the Loom or for all the assets of the Business. In each case, Lazard made clear to the bidders that, following the selection of an offer, Fruit of the Loom intended to finalize a definitive agreement with the proposed purchaser and request that the Bankruptcy Court schedule an auction to provide a final opportunity for interested persons to attempt to propose a higher and better offer for the Business.

         20. Purchaser, who had expressed an interest in purchasing Fruit of the Loom prior to the commencement of the Marketing Process, re-emerged as an interested bidder and provided a written bid, in the form of a term sheet, to Lazard at the beginning of September. Fruit of the Loom, in consultation with the legal and financial advisors to the Bank Steering Committee, the Noteholders Steering Committee, and the Unsecured Creditors Committee (collectively, the "Committees"), reviewed each of the "best and final" offers received, including the term sheet from Purchaser, and evaluated each offer based on a number of criteria, including, but not limited to, stated purchase price, the form of the consideration, the value of the liabilities to be assumed by the purchaser, the likely amount and effect of required adjustments to purchase price, the value of the non-Business assets to be left in the estates, financing risks, and regulatory approval risks. On or about September 7, 2001, representatives of the Bank Steering Committee and the Noteholders Steering Committee advised Fruit of the Loom that they preferred the offer made by Purchaser.

         21. Based upon that determination, Fruit of the Loom proceeded, again in consultation with the legal and financial advisors of the Bank Steering Committee, the Noteholders Steering Committee, and the Unsecured Creditors Committee, to negotiate definitive documents with Purchaser.

         22. Thereafter, the Board of Directors of Fruit of the Loom, based upon the advice of Lazard and the terms of the Agreement, made the determination that the Agreement offered by the Purchaser was the highest and/or best bid received during the Marketing Process.

A.  The Agreement

         23. The Agreement with Purchaser was the culmination of the Marketing Process. The Agreement, which is between FTL Inc., Union Underwear, and FTL Ltd., collectively as the Sellers,(6) and a newly formed, wholly-owned subsidiary of Berkshire Hathaway, Inc., New FOL Inc., as the purchaser, and Berkshire Hathaway, Inc. as guarantor (together referred to as the Purchaser), provides, among other things, for the sale of the Business through the sale of all of the capital stock of FTL Caribe, Ltd. ("FTL Caribe"), certain designated subsidiaries of Union Underwear which form a part of the Business, and any other assets of Sellers used in the Business, all pursuant to the Plan. In addition, the Agreement provides that Purchaser will continue to offer employment to substantially all of the employees of Fruit of the Loom, including its non-debtor subsidiaries, and will assume all obligations with respect to the Union Underwear, Inc. Pension Plan (the "Pension Plan").

         Ordinary Course Operations

         24. The Agreement also provides, as described more fully below, that Fruit of the Loom will continue to operate the Business in accordance with past practices and consult


--------------------
(6) FTL Caribe also guarantees Seller's obligation under the Agreement to pay a Termination Fee, if any becomes due.

with Purchaser regarding certain matters pending confirmation of the Plan and the closing under the Agreement.

         Material Terms of Agreement

         25. The material terms of the Agreement include:(7)

Purchase Price:                    As set forth in section 1.4 of the Agreement,
                                   Purchaser shall pay at Closing the sum of $835,000,000 (the "Purchase Price"), which
                                   Purchase Price shall be adjusted (i) on an interim basis two business days before the Closing to reflect changes in the working capital of the Business from a benchmark amount of $540,000,000 (and which shall be subject to further adjustment after the closing based on actual working capital as provided in Section 1.08 of the Agreement),
                                   (ii) for certain payments made in the period between a pre-closing Reference Balance Sheet and Closing, to the extent such payments would affect the working capital calculation, and (iii) by an amount equal to 65% of the funding deficit, if any, of the Pension Plan, calculated as of the three business days before the scheduled closing. Pursuant to
                                   Section 1.05(b) an escrow will be set up at the Closing to hold an amount equal to 12% of $540,000,000 to secure any possible working capital adjustment in Purchaser's favor under
                                   Section 1.08 of the Agreement

Purchase of
the Business:                      Pursuant to Section 1.01 of the
                                   Agreement, at the Closing, which is
                                   contingent upon and subject to the prior confirmation of the Plan, Purchaser shall

---------
(7) This summary is provided for convenience only and is qualified in its entirety by the Agreement. The Agreement should be reviewed in its entirety by any interested party and, to the extent that there is any discrepancy, the terms and conditions of the Agreement shall control.

                                    acquire, free and clear of all liens, claims and encumbrances (i) all the newly issued and outstanding equity of certain designated directly owned subsidiaries of Union Underwear, (ii) all the issued and outstanding equity of FTL Caribe, (iii) all of the issued and outstanding membership interests in a limited liability company to be formed by Union Underwear into which Union Underwear will transfer all of its assets (other than stock in subsidiaries) which form a part of the Business, and (iv) all the assets of FTL Ltd. and FTL Inc. which are used in the Business. The Plan will be amended to provide that as to designated indirect subsidiaries of Union Underwear which are debtors in these reorganization cases, the existing capital stock of those corporations will be cancelled and new stock will be issued to Purchaser or to its designee.

Assumed
Liabilities:                       Pursuant to Sections 1.02 and 1.03 of the
                                   Agreement, New FOL Inc. will assume the
                                   liabilities of Sellers' related to the assets transferred under the Agreement, the liabilities incurred by each of Sellers after the Petition Date in the ordinary course in the operation of the Business, the liabilities with respect to the Pension Plan, and any assumed contracts and leases, all as expressly set forth in the Agreement, but will not assume any liabilities not expressly provided for. As to the Transferred
                                   Subsidiaries (FTL Caribe, its designated subsidiaries and the designated subsidiaries of Union Underwear as of the Closing), those entities will remain liable for any liabilities which are not discharged pursuant to the Plan.

Operation of
Business Pending
Closing: From the date of the Agreement, through the Closing (or earlier termination of the Agreement), the Agreement provides for certain restrictions on Fruit of the Loom's operations. In particular, pursuant to
                                    Section 1.09 of the Agreement, Sellers and the Transferred Subsidiaries which are debtors agree to assume only certain designated executory contracts or unexpired leases which in the judgment of John B. Holland, the chief operating officer of Fruit of the Loom, are in the best interests of the on-going Business. In addition, Sections 4.04, 4.05, 4.06 and 4.08 of the
                                    Agreement all contain requirements that
                                    Fruit of the Loom continue to operate the Business consistent with past practices and consult or obtain the consent of Purchaser to certain actions. Pursuant to this Motion, Fruit of the Loom is requesting that the Court approve the Agreement and authorize and approve Fruit of the Loom's compliance with these provisions of the Agreement.

Bidding Procedures:                The Agreement requires Fruit of the Loom to
                                   seek an order of this Court approving the Bidding Procedures, including notice of the Auction to be held thereunder, and an order confirming the results of the Auction once it is held.

Termination
Rights:                            As more fully described, in Sections 8.01 and
                                   8.02 of the Agreement, if Sellers either accept a bid other than that of Purchaser as the highest or best offer, or sell, transfer, or otherwise dispose directly or indirectly all or substantially all of the assets of the Business or the Transferred Subsidiaries (taken as a whole), in a transaction or series of transactions (or agrees to do any of the foregoing) (any being an "Alternative Transaction"); or if the Court confirms a Plan for Fruit of the Loom that does not give effect to the Agreement; or if the Court and the Cayman

                                   Court have not entered a confirmation order and a sanction order, respectively (approving the Plan and the Scheme of Arrangement in a form providing, to Purchaser's satisfaction in its reasonable judgment, for the effectuation of all the transactions contemplated by the Agreement in accordance with the terms and provisions thereof), on or before March 29, 2002, provided, however, that if on such date Sellers are using their commercially reasonable efforts to obtain entry of the Confirmation Order and the Sanction Order in such form, then such date shall be extended for so long as Sellers are using their commercially reasonable efforts to obtain entry of the Confirmation Order and Sanction Order in such form, but in no event shall such date be extended past May 31, 2002; or if the closing under the Agreement hasn't occurred by April 30, 2002 (subject to extension with respect to good faith efforts), then Purchaser will be entitled to a $30,000,000 Termination Fee, as an allowed administrative expense priority under Bankruptcy Code section 503(b)(1), which Termination Fee is required under the Agreement to be paid immediately. The Termination Fee, which includes all expenses of Purchaser, represents approximately 3.6% of the $835,000,000 cash purchase price provided for under the Agreement, without regard for escrowed funds, working capital adjustments, transition costs and the like.

No Shop:                           Pursuant to Section 4.09 of the
                                   Agreement, once the Auction is complete, and assuming the Purchaser is the Successful Bidder, Fruit of the Loom will be prohibited from communicating with other potential bidders (unless directed to do so by order of the Court).

Liquidated
Damages: Pursuant to Section 8.02 of the Agreement, the Termination Fee shall be liquidated damages and Purchaser shall not be entitled to other damages for a breach of the Agreement by Sellers.

Liability for
Termination Fee:                   Pursuant to Section 8.03 of the Agreement,
                                   FTL Caribe assumes liability for the
                                   Termination Fee, in addition to FTL Inc.,
                                   Union Underwear, and FTL Ltd., if any
                                   Termination Fee is payable under the terms of the Agreement.

         26. Fruit of the Loom has determined, in the exercise of its sound business judgment, that entering into the Agreement is in the best interests of Fruit of the Loom, their estates and their creditors. The Bank Steering Committee, the Noteholders Steering Committee and the Unsecured Creditors Committee each support this decision. The Agreement also provides that Fruit of the Loom will conduct an auction with respect to the Business.

         27. Accordingly, Fruit of the Loom seeks this Court's approval of the Agreement, subject to and contingent upon confirmation of the Plan, to the extent that performance is called for before closing. Fruit of the Loom also seeks approval of bidding procedures and notice of an auction and a hearing to confirm the results of the auction. In addition, Fruit of the Loom expects to file its amended Plan incorporating the terms of the Agreement (or such higher and better offer as may be received at the auction). Approval of the Agreement and establishment of the bidding procedures and related matters is critical to realizing the highest possible return on Fruit of the Looms' assets and maximizing the value of Fruit of the Looms' assets available for distribution to creditors pursuant to the Plan.

B. Approval of Bidding Procedures and Termination Fee

         28. The Bidding Procedures were a material inducement for, and a condition of, Purchaser's entry into the Agreement. Fruit of the Loom believes that the Bidding Procedures are fair and reasonable in view of (a) the intensive analysis, due diligence investigation, and negotiation undertaken by Purchaser and other interested bidders in the Marketing Process, (b) the extensive resources and expenditures to be undertaken by Purchaser in moving toward consummation of the Transaction, and (c) the fact that Purchaser's efforts are likely to serve as a catalyst for other potential bidders and have increased the chances that Fruit of the Loom will receive the highest and/or best offer for the Business, to the benefit of Fruit of the Loom, their estates, their creditors and all other parties-in-interest.

         29. Purchaser is unwilling to commit to hold open its offer to purchase the Business, under the terms of the Agreement unless the Bidding Procedures Order authorizes payment of the Termination Fee and also authorizes compliance with the preclosing performance requirements of the Agreement. Thus, absent entry of the Bidding Procedures Order and approval of the Bidding Procedures, Fruit of the Loom may lose the opportunity to obtain what it believes to be the highest and/or best available offer for the Business. Fruit of the Loom thus request that the Court authorize payment of the Termination Fee pursuant to the terms and conditions of the Agreement.

         30. As set forth more fully below, Fruit of the Loom believes that the Bidding Procedures are fair and reasonable and, combined with Purchaser's offer to acquire the Business, will work to maximize the value realized by Fruit of the Loom's estates.

1.       The Solicitation of Qualifying Overbids and the Competitive Sale

         31. In order to ensure that Fruit of the Loom has achieved the best price for the Business, Fruit of the Loom is soliciting higher and better offers that meet certain requirements. Any proposed bid must be contingent upon and subject to confirmation of the Plan and any transfer shall be "as is" and "where is" without condition or warranty, except as expressly set forth in the Agreement or the Marked

Agreement (as defined below). The proposed Bidding Procedures(8) require the following:

         Terms and Conditions for Competing Bids

         A. Bid Deadline. All Bids (as defined in the Bidding Procedures) must be submitted to Sellers c/o (A) Lazard Freres & Co., LLC, 30 Rockefeller Plaza, New York, New York, 10020, Attention: Blake O'Dowd, fax number (212) 332-1748 and Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, Attention: Luc A. Despins, Esq., fax number (212) 530-5219, and (B)(i) Houlihan, Lokey, Howard & Zukin, 685 Third Avenue, 15th Floor, New York, New York 10017, Fax No. (212) 661-3070, Attention: David Hilty; (ii) Chilmark Partners, John Hancock Building, 875 North Michigan Avenue, Suite 3460, Chicago, Illinois, 60611, Attention: David Schulte, fax number (312) 337-0990; and (iii) Chanin Capital Partners, 12 East 49th Street, 14th Floor, New York, New York 10017, Attention: Steven Strom, fax number (212) 758-2628, NOT LATER THAN 12:00 NOON ON NOVEMBER 27, 2001 (THE "BID DEADLINE"), who shall then distribute a copy of the bid to (i) the Sellers and their other legal and financial advisors, (ii) counsel for the Committees, and (iii) Purchaser and counsel for the Purchaser.

         B. Bid Requirements. Except as otherwise provided in the Bid Procedures, all Bids shall consist of one or more letters from one or more Persons who the Boards of Directors of Sellers, in consultation with the Committees, has determined in the exercise of its fiduciary duty is financially able to consummate the purchase, either jointly or severally, of the Business and who has provided a written confidentiality agreement and certain financial information (each a "Qualified Bidder"), stating that (i) such Qualified Bidder offers to purchase all of the Business upon the terms and conditions set forth in a copy of the Agreement attached to the proposed Approval Order as
         Exhibit 1, together

---------
(8) This summary is provided for convenience only and is qualified in its entirety by the terms of the proposed Bidding Procedures, which are attached as an Exhibit to Exhibit A hereto and, to the extent that there is any discrepancy, the terms and conditions of the Bidding Procedures shall control.

         with all Exhibits and Schedules thereto, marked to show those amendments and modifications that such Qualified Bidder proposes (such marked agreement, a "Marked Agreement"). For purposes of determining the existence of a Bid, a Bid may be in the form of a joint bid from more than one Person, seeking to purchase all of the Business; (ii) confirming that the offer shall remain open until the end of the first business day following the earlier to occur of the closing under a Plan incorporating the bid of a Successful Bidder (other than the bidder) and May 2, 2002; (iii) enclosing a copy of the proposed Marked Agreement; and (iv) accompanied with (a) a certified or bank check, or wire transfer, in the amount of Twenty Million Dollars ($20,000,000.00) payable to the order of the Sellers as a good-faith deposit (the "Good Faith Deposit"), and (b) written evidence of a commitment for financing or other evidence of ability to consummate the transaction, subject to no conditions other than those set forth in the Marked Agreement, in either event satisfactory to Sellers in consultation with the Committees.

         C. Determination of Qualified Bids. Additionally, all Bids, in order to qualify for consideration at the Auction (if held) must satisfy each of the following requirements (such Bids, "Qualified Bids"):

              a. provides for an aggregate purchase price for the Company of at least Ten Million Dollars ($10,000,000.00) over the sum of
                   (x) the aggregate purchase price offered by Purchaser in the Agreement (which shall be evaluated based, among other things, on the cash purchase price, and working capital adjustment and the assumption of liabilities set forth in the Marked Agreement), and (y) the Termination Fee;

              b. provides that all cash and securities (other than equity securities) which are components of the purchase price are denominated in U.S. dollars only;

              c. is on terms that are not materially more burdensome than the terms of the Agreement;

              d. is not conditioned on the outcome of unperformed due diligence by the bidder with respect to the Business, but may be subject to the accuracy in all material respects at the Closing of specified representations and warranties or the satisfaction in all material respects at the Closing of that transaction of specified conditions, none of which shall survive Closing and none of which shall be materially more burdensome than those set forth in the Agreement;

              e. does not request or entitle the bidder to any Termination Fee, expense reimbursement or similar type of payment; and

              f. fully discloses the identity of each entity that will be bidding for the Business or otherwise participating in connection with such bid, and the complete terms of any such participation.

         Pending the Closing, all Good Faith Deposits shall be maintained by the Sellers in one or more interest-bearing escrow accounts. All Qualified Bids (except any bids made by Purchaser) must remain open, until the earlier to occur of (x) the Closing and (y) May 2, 2002. Pending such date, all Good Faith Deposits shall be maintained by the Sellers in one or more interest-bearing escrow accounts.

         Purchaser is a Qualified Bidder and the Agreement represents a Qualified Bid.

              The  Auction and Approval Hearing

         32. If Sellers do not receive any Qualified Bids (other than from Purchaser), Sellers will report the same to the Bankruptcy Court at a hearing to consider the results of Auction (the "Approval Hearing"). If Fruit of the Loom receives at least one timely Qualified Bid (other than from

Purchaser) for the Business, then Fruit of the Loom shall conduct a competitive auction (the "Auction") on the November 30, 2001, which is anticipated to be at least three Business Days prior to the date scheduled by the Bankruptcy Court for the Approval Hearing,(9) beginning at 10:00 a.m. (EST), at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York 10005, or such later time or other place as Sellers shall specify upon notice to the Committees, Purchaser, and all Qualified Bidders who have submitted Qualified Bids. Fruit of the Loom requests that only Purchaser, Sellers, representatives of each of the Committees, any representatives of the Qualified Bidders who have timely submitted Qualified Bids, and their respective professionals, be entitled to attend the Auction, and only Purchaser and Qualified Bidders be entitled to make any additional Qualified Bids at the Auction. Fruit of the Loom requests that at the Auction, bidding begin initially with the highest Qualified Bid and continue in minimum increments of at least $5,000,000 higher than the previous bid. Fruit of the Loom intends that the Auction shall continue until such time as the highest and/or best offer is determined.


---------
(9) Fruit of the Loom is requesting that the Approval Hearing be scheduled for [December 5], 2001.

         33. At least one Business Day prior to the Auction, Sellers will give Purchaser and all other Qualified Bidders a copy of the highest and/or best Qualified Bid received and copies of all other Qualified Bids. In addition, Sellers will inform Purchaser and each Qualified Bidder who has expressed its intent to participate in the Auction of the identity of all Qualified Bidders that may participate in the Auction.

         34. Immediately prior to the conclusion of the Auction, the Sellers, in consultation with their financial and legal advisors and the Committees, shall
(i) review each Qualified Bid on the basis of its financial and contractual terms and the factors relevant to the sale process and the best interests of the Sellers' estates, including, without limitation, those factors affecting the speed and certainty of consummating the Transaction, financing contingencies, and antitrust and competition law considerations, (ii) identify the highest or otherwise best offer for the Business (the "Successful Bid"), and (iii) identify the next highest or otherwise best offer after the Successful Bid (the "Next Highest Bid").

         35. Following the Auction, at the Approval Hearing Fruit of the Loom will seek an order of the Bankruptcy Court (the "Approval Order"), in the form annexed hereto as Exhibit

B, approving and confirming the results of the Auction and approving the selection of the Successful Bid and the Next Highest Bid and the identity of the Successful Bidder. Fruit of the Loom also requests that upon entry of the Approval Order, the Auction shall be deemed to be concluded and no further bids shall be entitled to be entertained.

                          Determinations Regarding Bids

         36. Fruit of the Loom requests that the Court authorize it after consultation with the Committees, to (a) determine, in its business judgment, which Qualified Bid, if any, is the Successful Bid and the Next Highest Bid; and
(b) reject, at any time before entry of the Approval Order, any bid that, is (i) inadequate or insufficient, (ii) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of Sale, or
(iii) contrary to the best interests of the Sellers' and their estates.

                       Modifications to Bidding Procedures

         37. Fruit of the Loom requests that the Court authorize it after consultation with the Committees, to adopt such other rules for the Bidding Process which, in its sole judgment, will better promote the goals of the Bidding Process and which are not inconsistent with any of the provisions of these Bidding Procedures. Fruit of the Loom requests that the Court authorize it, after consultation with the Committees, to announce at the Auction any such additional procedural rules for conducting the Auction.

                           Payment of Termination Fee

         38. In the event that Purchaser is not the Successful Bidder at the Auction, or that, after the Auction (if Purchaser is the Successful Bidder), there occurs an event which would require payment of a Termination Fee under the terms of the Agreement, Fruit of the Loom requests that Purchaser be entitled to a Termination Fee of $30,000,000, which shall be payable to Purchaser as an allowed administrative priority expense immediately upon the termination of the Agreement as set forth in Section 8.02(b) of the Agreement. Pursuant to Section
8.03 of the Agreement, FTL Caribe have guaranteed the payment of the Termination Fee, if due under the Agreement.

                    Approval of Agreement or Marked Agreement

         39. Neither (a) the Sellers' inclusion of the Successful Bid in the Plan, the Scheme, the Disclosure Statement or the Explanatory Statement filed with the Cayman Court in support of the Scheme (the "Explanatory Statement"), or presentation of the Successful Bid and the Agreement or Marked Agreement, as applicable, at an Approval Hearing, nor (b) the entry of an order approving the Disclosure Statement or the Explanatory Statement (or any other order approving the Agreement or the Marked Agreement before confirmation of the Plan) by the applicable Court, shall constitute an obligation of the Sellers to consummate the Transaction. The Sellers will be obligated to consummate the Transaction only when the Bankruptcy Court and the Cayman Court each will have confirmed or approved the Plan and the Scheme, as amended to give effect to the Successful Bid, and the effective date of the Plan and the Scheme has occurred. Upon failure to consummate the sale of the Business because of a breach or failure on the part of the Successful Bidder, Fruit of the Loom, in consultation with the Committees, may elect, in its business judgment, to proceed to consummate the Transaction with the Next Highest Bidder without further order of the Court.

                              APPLICABLE AUTHORITY

A.       The Entry into and Compliance With the Agreement Is
         Within Fruit of the Loom's Sound Business Judgment

         40. Bankruptcy Code section 363 provides that the debtor "after notice and a hearing, may use, sell or lease, other than in the ordinary course of business, property of the estate." 11 U.S.C. ss. 363(b)(1). Fruit of the Loom is seeking approval for the use of its assets to enter into the Agreement, to comply with its requirements regarding the operation of the Business pending a closing or earlier termination of the Agreement, and to pay the Termination Fee, if appropriate, in compliance with the Agreement. Fruit of the Loom also seeks approval of the Bidding Procedures as a means to maximize the value for its estates of the sale of the Business pursuant to the Plan and the Scheme.

         41. In this Circuit, Fruit of the Loom's sale or use of assets outside the ordinary course of business should be approved by the Court if Fruit of the Loom can demonstrate a sound business justification for the proposed transaction. See, e.g., Meyers v. Martin, 91 F.3d 389, 395 (3d Cir. 1996) (citing Fulton State Bank v. Schipper, 933 F.2d 513, 515 (7th Cir. 1991)); In re Abbott's Dairies of Pa., Inc., 788 F.2d 143 (3d Cir. 1986); In re Del. & Hudson Ry. Co., 124 B.R. 169

(D. Del. 1991). Here, the "sound business justification" test is easily met.

         42. Courts have applied four factors in determining whether a sound business justification exists: (i) whether a sound business reason exists for the proposed transaction; (ii) whether fair and reasonable consideration is provided; (iii) whether the transaction has been proposed and negotiated in good faith; and (iv) whether adequate and reasonable notice is provided. See Comm. of Equity Sec. Holders v. Lionel Corp., 722 F.2d 1063, 1071 (2d Cir. 1983) (setting forth the "sound business purpose" test); Abbott's Dairies, 788 F.2d at 145-47 (implicitly adopting the articulated business justification test of Lionel standard and adding the "good faith" requirement); Del. & Hudson Ry. Co., 124 B.R. at 176. The entry into the Agreement, the operation of the Business in accordance therewith pending a closing or earlier termination of the Agreement, and the obligation to pay the Termination Fee all meet each of these requirements. The actual sale of the Business will only occur pursuant to, and is conditioned upon confirmation and approval of, the Plan and the Scheme, and thus will be effected pursuant to section 1123 of the Bankruptcy Code and any applicable provisions of the Companies Law.

                          The Transaction Satisfies the
                           Sound Business Purpose Test

         43. In assessing their alternatives with respect to the Business, Fruit of the Loom considered essentially three possibilities, as follows: (i) continuing to operate the Business themselves, (ii) selling the Business as a going concern, or (iii) liquidating the Business. The Plan, as filed, provides for Fruit of the Loom to continue to operate the Business. However, in conjunction with the Plan, Fruit of the Loom engaged in the Marketing Process to determine whether there was a purchaser for some or all of the equity in the Business. This process, conducted over many months resulted in four firm offers to acquire the Business in its entirety, of which Purchaser's was the highest and/or best, in Fruit of the Loom's judgment.

         44. Fruit of the Loom believes the optimal way to give effect to the Transaction is to incorporate it into the Plan and Scheme, as they will be amended. Purchaser has offered Fruit of the Loom substantial value for the Business and is anxious to begin the process of confirming the Plan as soon as possible. In fact, the Agreement may be terminated if the Bidding Procedures are not approved by November 30, 2001. Once the Bidding Procedures are approved, Fruit of the Loom will still be required to amend its Plan, Scheme and

Disclosure Statement, to obtain approval of the Disclosure Statement, to solicit acceptances of the Plan and Scheme, and finally, to confirm its Plan in this Court and its Scheme in the Cayman Court. Realistically, an amended Disclosure Statement cannot be approved until the Auction is complete. Under the terms of the Agreement, the Purchaser has a right to terminate the Agreement (and to receive a Termination Fee) if the Plan is not confirmed by March 29, 2002, provided, however, that if on such date Sellers are using their commercially reasonable efforts to obtain entry of the Confirmation Order and the Sanction Order, then such date shall be extended for so long as Sellers are using their commercially reasonable efforts to obtain entry of the Confirmation Order and Sanction Order, but in no event shall such date be extended past May 31, 2002.(10) Fruit of the Loom thus fears that any delay in commencing the Auction process creates a risk to Fruit of the Loom's ability to receive such value.

         45. Accordingly, well-articulated business reasons exist for approving the Bidding Procedures and the Auction,

---------
(10) While Fruit of the Loom is aware that this deadline is some six months away, considering the required notice periods, the intervening holidays, and the general risks of any chapter 11 proceeding, Fruit of the Loom is anxious to commence and complete this process as soon as possible to avoid any risk of a termination of the Agreement for failure to obtain confirmation of the Plan within the time limits set under this provision.

such that the "business purpose" test under Bankruptcy Code section 363 is met. See Lionel, 722 F.2d at 1071 ("most important[] perhaps, [is] whether the asset is increasing or decreasing in value").

                          The Consideration Offered by
                        Purchaser is Fair and Reasonable

         46. Fruit of the Loom submits that the sale of Business pursuant to the Agreement and the Plan and Scheme will provide fair and reasonable consideration to Fruit of the Loom's estates. Specifically, as noted above, Fruit of the Loom only began negotiating a definitive Agreement with Purchaser after the extensive Marketing Process which included soliciting initial offers from numerous potentially interested parties. Thus, the Business has already been shopped and Purchaser's offer was determined by Fruit of the Loom to be the highest and/or best offer submitted for the Business. Therefore, Fruit of the Loom respectfully submits that the consideration they would receive from Purchaser in exchange for the Business is both fair and reasonable.

         47. Furthermore, to leave no doubt, Fruit of the Loom is soliciting competing offers for all of the Business. Consequently, the fairness and reasonableness of the consideration to be received by Fruit of the Loom for the Business will ultimately be demonstrated by a "market check" and competitive sale process - the best means for establishing whether a fair and reasonable price is being paid.

D.       The Bidding Procedures and Termination Fee Should be Approved

         48. The Bidding Procedures, as described above, are fair, reasonable and the best means to ensure that Fruit of the Loom obtains the highest and/or best offer for the Business.

         49. To compensate Purchaser for serving as a "stalking horse" whose bid will be subject to higher or better offers, Fruit of the Loom and Purchaser seek approval of the Termination Fee in the event Purchaser is not the Successful Bidder and/or the Business is sold to a third party. Fruit of the Loom and Purchaser believe that the Termination Fee is reasonable, given the benefits to the estates of having a definitive Agreement and the risk to Purchaser that a third-party offer ultimately may be accepted, and that the Bidding Procedures and Termination Fee are necessary to preserve and enhance the value of the Fruit of the Loom's estates. Fruit of the Loom also notes that the other final round bidders in the Marketing Process each requested a termination fee in an equivalent range, in amounts ranging up to $32,500,000 (including expense reimbursement).

         50. Bidding incentives encourage a potential purchaser to invest the requisite time, money and effort to negotiate with Fruit of the Loom and perform the necessary due diligence attendant to the acquisition of Fruit of the Loom's assets, despite the inherent risks and uncertainties of the chapter 11 process. Historically, bankruptcy courts have approved bidding incentives similar to the Termination Fee and Bidding Procedures under the "business judgment rule," which proscribes judicial second-guessing of the actions of a corporation's board of directors taken in good faith and in the exercise of honest judgment. See, e.g., In re 995 Fifth Ave. Assocs., L.P., 96 B.R. 24, 28 (Bankr. S.D.N.Y. 1989) (bidding incentives may "be legitimately necessary to convince a white knight to enter the bidding by providing some form of compensation for the risks it is undertaking") (internal quotation marks and citation omitted).


         51. More recently, the Third Circuit established standards for determining the appropriateness of bidding incentives in the bankruptcy context. In Calpine Corp. v. O'Brien Envtl. Energy, Inc., 181 F.3d 527 (3d Cir. 1999), the court held that even though bidding incentives are measured against a business judgment standard in nonbankruptcy transactions, the administrative expense provisions of Bankruptcy Code section 503(b) govern in the bankruptcy context. Accordingly, to be approved, bidding incentives must provide some benefit to Fruit of the Looms' estates. See id. at 533.

         52. The O'Brien court identified at least two instances in which bidding incentives may provide benefit to the estate. First, benefit may be found if "assurance of a break-up fee promoted more competitive bidding, such as by inducing a bid that otherwise would not have been made and without which bidding would have been limited." Id. at 537. Second, where the availability of bidding incentives induces a bidder to research the value of Fruit of the Loom and submit a bid that serves as a minimum or floor bid on which other bidders can rely, "the bidder may have provided a benefit to the estate by increasing the likelihood that the price at which [Fruit of the Loom] is sold will reflect its true worth." Id.

         53. Whether evaluated under the "business judgment rule" or the Third Circuit's "administrative expense" standard, the Bidding Procedures and Termination Fee pass muster. The Agreement and the Bidding Procedures, including the Termination Fee, are the product of extended good faith, arm's-length negotiations between Fruit of the Loom and Purchaser. The Bidding Procedures and Termination are fair and reasonable in amount, and are reasonably intended to compensate for the risk to Purchaser of being used as a "stalking horse."

         54. Further, the Termination Fee and Bidding Procedures already have encouraged competitive bidding, in that Purchaser would not have entered into the Agreement without these provisions. The Termination Fee and Bidding Procedures thus have "induc[ed] a bid that otherwise would not have been made and without which bidding would [be] limited." O'Brien, 181 F.3d at 537. Similarly, Purchaser's offer, provides a minimum bid on which other bidders can rely, thereby "increasing the likelihood that the price at which the [Business will be] sold will reflect its true worth." Id. Finally, the mere existence of the Bidding Procedures and Termination Fee permits Fruit of the Loom to insist that competing bids for the Business be materially higher or otherwise better than the Agreement, a clear benefit to Fruit of the Loom's estates.

         55. In sum, Fruit of the Loom's ability to offer the Bidding Procedures and the Termination Fee enables them to ensure the sale of the Business to a contractually-committed bidder at a price they believe to be fair while, at the same time, providing them with the potential of even greater benefit to the estates. Thus, the Bidding Procedures and Termination Fee should be approved.

E. The Court Should Approve Fruit of the Loom's Proposed Notice Procedures with Respect to the Proposed Approval Hearing and Auction

         56. In accordance with the Agreement, Fruit of the Loom also requests that the Court approve the form and manner of notice of the proposed Auction and Approval Hearing. Fruit of the Loom submits that such relief will facilitate the sale process and enable Fruit of the Loom to provide interested parties with adequate and sufficient notice of the Auction and related matters.

         57. Fruit of the Loom also requests that notice of the Approval Hearing be limited. In particular, although Bankruptcy Rule 2002 arguably requires that Fruit of the Loom give notice of the hearing on the Approval Order to all creditors in these bankruptcy cases, such notice would require mailing the Motion to thousands of addresses, at a significant expense. Instead, Fruit of the Loom proposes to limit notice of the Approval Hearing by serving notice and copies of the Motion on the following persons by first-class mail, postage prepaid: (i) the United States Trustee for the District of Delaware; (ii) counsel to the Committee; (iii) all parties that Lazard believes may have a bona fide interest in acquiring a material portion, all, or substantially all of the Business; (iv) counsel to Purchaser; (v) counsel to the Bank Steering Committee;
(vi) counsel to the Noteholders Steering Committee; and (vii) all parties that have filed requests for notices in these cases pursuant to Bankruptcy Rule 2002.(11)

         58. Additionally, Fruit of the Loom will serve a copy of the Bidding Procedures Order (if approved) upon those parties set forth in the previous paragraph within two (2) business days after it is signed by the Court.

         59. Fruit of the Loom submits that the foregoing notice is reasonably calculated to provide timely and adequate notice to Fruit of the Loom's creditor constituencies and those persons potentially interested in bidding on the Business, and, thus, that such notice is sufficient for entry of the Bidding Procedures Order and the Approval Order.

                                NO PRIOR REQUEST

         60. No previous request for the relief sought in this Motion has been made to this or any other court.

---------
(11) Fruit of the Loom has contemporaneously filed a Motion to Limit and Shorten Notice and Approve Form, Manner and Sufficiency of Notice (the "Motion to Limit").

                           WAIVER OF MEMORANDUM OF LAW

         61. Because this Motion presents no novel issues of law, and the authorities relied upon by Fruit of the Loom are set forth herein, Fruit of the Loom hereby waives the filing of a memorandum in support of this Motion pursuant to D. Del. L.R. 7.1.2, except that Fruit of the Loom reserves the right to file a brief in reply to any objection to this Motion.

         WHEREFORE, Fruit of the Loom respectfully requests that the Court (I) enter an order substantially in the form of the Bidding Procedures Order attached as Exhibit A hereto, approving, among other things, the Bidding Procedures attached as an Exhibit thereto, the Termination Fee in connection with the sale of the Business, the form and manner of notice of the Motion and the Auction, and expressly approving the Agreement including Fruit of the Loom's compliance with the pre-closing obligations thereunder, pending confirmation of the Plan or earlier termination of the Agreement; (II) enter an order substantially in the form of the Approval Order attached as Exhibit B hereto, confirming the results of the Auction; and
(III) grant such other relief as may be appropriate.

Dated:   Wilmington, Delaware
         November ___, 2001
                                             MILBANK, TWEED, HADLEY & McCLOY LLP
                                             Luc A. Despins (LD 5141)
                                             Dennis F. Dunne (DD 7543)
                                             Risa M. Rosenberg (RR 8094)
                                             1 Chase Manhattan Plaza
                                             New York, New York 10005
                                             (212) 530-5000

                                             - and -

                                             SAUL EWING LLP


                                             By:
                                                --------------------------------
                                             Norman L. Pernick (No. 2290)
                                             J. Kate Stickles (No. 2917)
                                             222 Delaware Avenue,
                                             Suite 1200
                                             P.O. Box 1266
                                             Wilmington, Delaware 19899
                                             (302) 421-6824/6873

                                             Co-Counsel for Fruit of the
                                             Loom, Inc., et al., Debtors
                                             and Debtors-in-Possession